Filed Pursuant to Rule 424(b)(2)

Registration No. 333-202697

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Maximum Aggregate Offering Price	Amount of Registration Fee (1)
4.500% Senior Notes due 2025	$250,000,000	$25,175

(1)	The total filing fee of $25,175 is calculated in accordance with Rule 457(r) of the Securities Act of 1933.

Prospectus Supplement to Prospectus, dated March 12, 2015

$250,000,000

Horace Mann Educators Corporation

4.500% Senior Notes due 2025

We will pay interest on the notes semi-annually on June 1 and December 1 of each year. The first such payment will be made on June 1, 2016. The notes mature on December 1, 2025. Prior to September 1, 2025 (the date that is three months prior to the maturity date of the notes), we may redeem the notes, at our option, at any time in whole or from time to time in part at the “make-whole” redemption price described herein. On or after September 1, 2025 (the date that is three months prior to the maturity date of the notes), we may redeem the notes in whole or from time to time in part at a redemption price equal to 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest on the notes to be redeemed to, but not including, the date of redemption. See page S-15 under the caption “Description of the Notes.” The notes will be issued only in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

See “Risk Factors” beginning on page S-8 to read about important factors you should consider before buying the notes.

Neither the Securities and Exchange Commission nor any state securities commission or other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per Senior Note	Total
Public Offering Price(1)	99.735%	$249,337,500
Underwriting discount	0.650%	$1,625,000
Proceeds, before expenses, to us	99.085%	$247,712,500

(1)	Plus accrued interest, if any, from November 23, 2015.

The underwriters expect to deliver the notes through the facilities of The Depository Trust Company, against payment in New York, New York on November 23, 2015.

Joint Book-Running Managers

J.P. Morgan	Keefe, Bruyette & Woods
A Stifel Company

Joint Lead Manager

PNC Capital Markets LLC

Co-Managers

Janney Montgomery Scott	Macquarie Capital

Prospectus Supplement dated November 18, 2015

Prospectus Supplement

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

We have not authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus supplement, the accompanying prospectus, documents they incorporate by reference or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus supplement and the accompanying prospectus may only be used where it is legal to offer and sell these securities. The information in this prospectus supplement and the accompanying prospectus may only be accurate as of their respective dates.

The distribution of this prospectus supplement and the accompanying prospectus and the offering of the notes in certain jurisdictions may be restricted by law. Persons into whose possession this prospectus supplement and the accompanying prospectus come should inform themselves about and observe any such restrictions. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

Unless we have indicated otherwise, references in this prospectus supplement to “Horace Mann,” “the Company,” “we,” “us” and “our” or similar terms are to Horace Mann Educators Corporation, a Delaware corporation, and its consolidated subsidiaries.

FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents incorporated herein and therein by reference contain statements that are forward-looking. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We want to caution readers that these statements may change based on various factors, and are subject to known and unknown risks and uncertainties. These forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties and actual results could differ materially. Words such as “estimate,” “target,” “project,” “plan,” “believe,” “expect,” “anticipate,” “intend” and similar expressions may identify such forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Factors which could cause future financial performance to differ materially from the expectations as expressed in any forward-looking statement made by us or on our behalf include, without limitation:

•	the impact that a prolonged economic recession may have on our investment portfolio; volume of new business for automobile, homeowners, annuity and life products; policy renewal rates; and additional annuity contract deposit receipts;

•	fluctuations in the fair value of securities in our investment portfolio and the related after-tax effect on our shareholders’ equity and total capital through either realized or unrealized investment losses;

•	prevailing low interest rate levels, including the impact of interest rates on (1) our ability to maintain appropriate interest rate spreads over minimum fixed rates guaranteed in our annuity and life products, (2) the book yield of our investment portfolio, (3) unrealized gains and losses in our investment portfolio and the related after-tax effect on our shareholders’ equity and total capital, (4) amortization of deferred policy acquisition costs and (5) capital levels of our life insurance subsidiaries;

•	the frequency and severity of events such as hurricanes, storms, earthquakes and wildfires, and our ability to provide accurate estimates of ultimate claim costs in its consolidated financial statements;

•	our risk exposure to catastrophe-prone areas. Based on full year 2014 property and casualty direct earned premiums, our ten largest states represented 58% of the segment total. Included in this top ten group are certain states which are considered more prone to catastrophe occurrences: California, North Carolina, Texas, Florida, South Carolina and Louisiana;

•	our ability to maintain a favorable catastrophe reinsurance program considering both availability and cost; and the collectibility of reinsurance receivables;

•	adverse changes in market appreciation, interest spreads, business persistency and policyholder mortality and morbidity rates and the resulting impact on both estimated reserves and the amortization of deferred policy acquisition costs;

•	adverse results from the assessment of our goodwill asset requiring write off of the impaired portion;

•	our ability to refinance outstanding indebtedness or repurchase shares of our common stock;

•	our ability to (1) develop and expand our marketing operations, including agents and other points of distribution, and (2) maintain and secure access to educators, school administrators, principals and school business officials;

•	the effects of economic forces and other issues affecting the educator market including, but not limited to, federal, state and local budget deficits and cut-backs and adverse changes in state and local tax revenues. The effects of these forces can include, among others, teacher layoffs and early retirements, as well as individual concerns regarding employment and economic uncertainty;

•	our ability to profitably expand our property and casualty business in highly competitive environments;

•	changes in federal and state laws and regulations, which affect the relative tax and other advantages of our life and annuity products to customers, including, but not limited to, changes in IRS regulations governing Section 403(b) plans and the U.S. Department of Labor’s recent proposed rule defining who is a “fiduciary” of a qualified retirement plan;

•	changes in public employee retirement programs as a result of federal and/or state level pension reform initiatives;

•	changes in federal and state laws and regulations, which affect the relative tax advantage of certain investments or which affect the ability of debt issuers to declare bankruptcy or restructure debt; and

•	our ability to effectively implement new or enhanced information technology systems and applications.

PROSPECTUS SUPPLEMENT SUMMARY

This summary is not complete and does not contain all of the information that you should consider before investing in the notes and is qualified in its entirety by the more detailed information included or incorporated by reference in this prospectus supplement and the accompanying prospectus. To understand this offering fully, you should carefully read this entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein.

Horace Mann Educators Corporation

Horace Mann Educators Corporation (“HMEC” and, together with its subsidiaries, the “Company” or “Horace Mann”) is an insurance holding company incorporated in Delaware. Through its subsidiaries, HMEC markets and underwrites personal lines of property and casualty (primarily personal lines of automobile and homeowners) insurance, retirement annuities (primarily tax-qualified products) and life insurance in the United States of America (“U.S.”). HMEC’s principal insurance subsidiaries are Horace Mann Life Insurance Company, Horace Mann Insurance Company, Horace Mann Property & Casualty Insurance Company and Teachers Insurance Company, each of which is an Illinois corporation, and Horace Mann Lloyds, an insurance company domiciled in Texas.

Founded by Educators for Educators®, we market our products primarily to K-12 teachers, administrators and other employees of public schools and their families. Our nearly one million customers typically have moderate annual incomes, with many belonging to two-income households. Their financial planning tends to focus on retirement, security, savings and primary insurance needs. Management believes that Horace Mann is the largest national multiline insurance company focused on the nation’s educators as its primary market.

We market and service our products primarily through a dedicated sales force of full-time agents supported by our Customer Contact Center. These agents sell Horace Mann’s products and limited additional third-party vendor products. Some of these agents are former educators or individuals with close ties to the educational community who utilize their contacts within, and knowledge of, the target market. This dedicated agent sales force is supplemented by an independent agent distribution channel for our annuity products.

Our insurance premiums written and contract deposits for the year ended December 31, 2014 and for the nine months ended September 30, 2015 were $1.2 billion and $951 million, respectively. Net income for the year ended December 31, 2014 and for the nine months ended September 30, 2015 was $104.2 million and $72.4 million, respectively. Our total assets were $9.9 billion at September 30, 2015. Our investment portfolio had an aggregate fair value of $7.5 billion at September 30, 2015 and consisted principally of investment grade, publicly traded fixed maturity securities.

We conduct and manage our business through four segments. The three operating segments, representing the major lines of insurance business, are: property and casualty insurance, annuity products and life insurance. We do not allocate the impact of corporate-level transactions to the insurance segments, consistent with the basis for management’s evaluation of the results of those segments, but classify those items in the fourth segment, corporate and other. The property and casualty, annuity and life segments accounted for 50%, 41% and 9%, respectively, of our insurance premiums written and contract deposits for the year ended December 31, 2014 and 48%, 44% and 8%, respectively, of our insurance premiums written and contract deposits for the nine months ended September 30, 2015.

We are one of the largest participants in the K-12 portion of the 403(b) tax-qualified annuity market, measured by 403(b) net written premium on a statutory accounting basis. Our 403(b) tax-qualified annuities are voluntarily purchased by individuals employed by public school systems or other tax-exempt organizations through the employee benefit plans of those entities. We have 403(b) payroll reduction capabilities utilized by approximately one-third of the 13,600 public school districts in the U.S.

Our headquarters are located at 1 Horace Mann Plaza, Springfield, Illinois 62715-0001, and our telephone number is 217-789-2500. We maintain a website at http://www.horacemann.com. Information on our website is not incorporated by reference and is not a part of this prospectus supplement or the accompanying prospectus.

THE OFFERING

The following summary contains basic information about this offering. Because this is only a summary, it does not contain all of the information that may be important to you. For a more complete understanding of this offering, we encourage you to read this entire prospectus supplement, including “Description of the Notes,” accompanying prospectus, including “Description of the Debt Securities,” and the documents referred to in and incorporated by reference into this prospectus supplement and the accompanying prospectus.

Issuer	Horace Mann Educators Corporation.

Notes Offered	$250,000,000 aggregate principal amount of 4.500% Senior Notes due 2025.

Offering Price	4.500% of the principal amount, plus accrued interest, if any, from November 23, 2015.

Maturity Date	December 1, 2025.

Interest Payment Dates	We will pay interest on the notes semi-annually on June 1 and December 1 of each year, commencing June 1, 2016.

Optional Redemption

Prior to September 1, 2025 (the date that is three months prior to the maturity date of the notes), we may redeem the notes, at our option, at any time in whole or from time to time in part at a redemption price equal to the greater of: (1) 100% of the principal amount of the notes to be redeemed, and (2) the sum of the present values of the remaining scheduled payments for principal and interest on the notes to be redeemed discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the 2015 Series Treasury Rate (as defined herein) plus 35 basis points, plus, in either case, accrued and unpaid interest on the principal amount of any notes to be redeemed to, but not including, the redemption date.

On or after September 1, 2025 (the date that is three months prior to the maturity date of the notes), we may redeem the notes, at our option, at any time, in whole or from time to time in part at a redemption price equal to 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest on the principal amount of any notes to be redeemed to, but not including, the date of redemption.

See “Description of the Notes” in this prospectus supplement for a description of the amount you would receive upon redemption of your notes.

Covenants	The indenture governing the notes will contain covenants that, among other things, will limit our ability and the ability of our subsidiaries to create certain liens.

These covenants are subject to important exceptions and qualifications, which are described under the heading “Description of the Notes” in this prospectus supplement.

Global Note; Book-Entry System	The notes will be issued only in fully registered form in the name of Cede & Co. and in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The notes will be evidenced by a global note deposited with the trustee pursuant to the indenture, as custodian for The Depository Trust Company.

Use of Proceeds	We intend to use the net proceeds from the offering to redeem or repay certain of our outstanding indebtedness, including our 6.85% Senior Notes due April 15, 2016 and borrowings under our bank credit facility. As of September 30, 2015, $125 million of our 2016 notes and $113 million under our bank credit facility were outstanding. Any remaining proceeds will be used for general corporate purposes.

Conflicts of Interest	Certain underwriters and/or their respective affiliates are bookrunners, lenders, arrangers and/or agents under our bank credit facility. As a result, certain underwriters and/or their respective affiliates will receive a portion of any net proceeds from this offering used to repay borrowings under our bank credit facility. See “Underwriting (Conflicts of Interest)—Relationships with Underwriters.”

Listing	The notes will not be listed on any national securities exchange.

Trustee, Registrar and Paying Agent	The Bank of New York Mellon Trust Company, N.A.

Risk Factors	See “Risk Factors” and the other information in this prospectus supplement for a discussion of factors you should carefully consider before deciding to invest in the notes.

Governing Law	New York law.

RISK FACTORS

You should carefully consider the following risks, as well as the other information contained in this prospectus supplement and the accompanying prospectus, before investing in the notes. If any of the following risks actually occur, payments in respect of the notes, or the value thereof, may be negatively affected. You should refer to the other information set forth in this prospectus supplement and the accompanying prospectus and our consolidated financial statements and the related notes incorporated by reference herein and therein.

In addition, you should refer to the risk factors disclosed in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Forward-looking Information” in our Annual Report on Form 10-K for the year ended December 31, 2014, which are incorporated by reference herein, for a list of certain important factors that may cause our financial condition and results of operations to differ materially from current expectations.

Risks Related to This Offering

We are a holding company and may not have access to the cash that is needed to make payment on the notes.

We conduct substantially all of our operations through our subsidiaries, but none of our subsidiaries is obligated to make funds available to us for payment on the notes. Accordingly, our ability to make payments on the notes depends upon the earnings of and the distribution of funds from our subsidiaries. Restrictions on our subsidiaries’ ability to distribute cash to us could materially affect our ability to pay principal and interest on our indebtedness.

The terms of our indebtedness do not restrict the ability of our subsidiaries to incur indebtedness that may restrict or prohibit our subsidiaries from distributing cash to us. We cannot assure you that the agreements governing the indebtedness of our subsidiaries will permit our subsidiaries to distribute sufficient cash to us to fund payments on the notes when due.

Creditors of our subsidiaries (including policyholders and trade creditors) will generally be entitled to payment from the assets of those subsidiaries before our subsidiaries can distribute cash to us. As a result, the notes will effectively be subordinated to the prior payment of all of the payment obligations (including amounts owed to policyholders and trade payables) of our subsidiaries.

In addition, the ability of our insurance subsidiaries to distribute cash to us is subject to state insurance department regulations, which limit cash distributions to amounts determined by reference to operating results or surplus. If insurance regulators otherwise determine that a cash distribution to an affiliate would be detrimental to an insurance subsidiary’s policyholders or creditors, because of the financial condition of the insurance subsidiary or otherwise, the regulators may block cash distributions to affiliates that would otherwise be permitted without prior approval.

The indenture under which the notes will be issued will contain only limited protection for holders of the notes in the event we are involved in a highly leveraged transaction, reorganization, restructuring, merger or similar transaction in the future.

The indenture under which the notes will be issued may not sufficiently protect holders of notes in the event we are involved in a highly leveraged transaction, reorganization, restructuring, merger or similar transaction. The indenture will not contain any provisions restricting our or any of our subsidiaries’ ability to:

•	incur additional debt, including debt secured by our assets or our subsidiaries’ assets;

•	pay dividends on or purchase or redeem capital stock;

•	sell assets (other than certain restrictions on our ability to consolidate, merge or sell all or substantially all of our assets and our ability to sell the stock of certain subsidiaries);

•	enter into transactions with our affiliates; or

•	create liens (other than certain limitations on creating liens on the stock of certain subsidiaries).

Additionally, the indenture will not require us to offer to purchase the notes in connection with a change of control or require that we or our subsidiaries adhere to any financial tests or ratios or specified levels of net worth.

If an active trading market does not develop for these notes you may not be able to resell them.

Prior to this offering, there was no public market for the notes. We do not intend to apply for listing of the notes on any national securities exchange. We cannot assure you that an active trading market will develop for the notes. If no active trading market develops, you may not be able to resell your notes at their fair market value or at all. Future trading prices of the notes will depend on many factors, including, among other things, prevailing interest rates, our operating results and the market for similar securities.

USE OF PROCEEDS

We estimate that the net proceeds from the offering of the notes will be approximately $247.1 million, after deducting the underwriting discounts and estimated fees and expenses for the offering. We intend to use the net proceeds from the offering to redeem or repay certain of our outstanding indebtedness, including our 6.85% Senior Notes due April 15, 2016 and borrowings under our bank credit facility, which borrowings were used to repay the $75.0 million payable under our 6.05% Senior Notes that matured on June 15, 2015 and for general corporate purposes. Any remaining proceeds will be used for general corporate purposes.

As of September 30, 2015, $125 million of our 2016 notes and $113 million under our bank credit facility were outstanding. Our credit facility bears interest at varying spreads relative to Eurodollar or prime base rates, payable monthly or quarterly depending on the applicable base rate (Eurodollar base rate plus 1.15%, which totaled 1.35% as of September 30, 2015, and prime base rate plus 0.250%, which totaled 0.00% as of September 30, 2015 since no amounts were borrowed subject to the prime base rate).

We estimate that our share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $600,000.

CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of consolidated earnings to fixed charges for the periods presented. For the purpose of determining the ratio of earnings to fixed charges, “earnings” consist of income before income taxes and fixed charges, and “fixed charges” consist of interest expense (including amortization of debt issuance cost) and interest credited to policyholders on interest-sensitive contracts.

For the Nine Months Ended September 30,		For the Years Ended December 31,
2015	2014	2014	2013	2012	2011	2010
1.7x	1.7x	1.8x	1.8x	1.8x	1.6x	1.7x

CAPITALIZATION

The following table sets forth our capitalization as of September 30, 2015:

•	on an actual basis; and

•	on an as adjusted basis to reflect the principal amount of the notes offered by this prospectus supplement, and the application of the net proceeds from the offering as described in “Use of Proceeds.”

You should read this table in conjunction with “Use of Proceeds” and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2015 and our consolidated financial statements and the related notes incorporated by reference in this prospectus supplement.

	September 30, 2015
	Actual	As Adjusted
	(Dollars in thousands)
Cash (1)	$49,915	$56,528

Short-term debt:
Bank credit facility (2)	$113,000	$0

Long-term debt, current and noncurrent:
6.85% Senior Notes due 2016	$124,979	0
4.500% Senior Notes due 2025 (3)	0	249,338

Total long-term debt	$124,979	$249,338

Stockholders’ equity:
Preferred stock	$0	$0
Common stock and additional paid-in capital (4)	439,255	439,255
Retained earnings (5)	1,105,785	1,104,115
Treasury stock	(451,527)	(451,527)
Accumulated other comprehensive income, net of taxes (6)	213,665	213,665

Total stockholders’ equity (5)	$1,307,178	$1,305,508

Total short-term debt and capitalization	$1,545,157	$1,554,846

(1)	Our cash is held principally within our subsidiaries, through which we conduct substantially all of our operations. However, the ability of our subsidiaries which are insurance companies to distribute cash to us is subject to regulatory restrictions, and none of our subsidiaries are obligated to make funds available to us for payment on the notes. See “Risk Factors — Risks Related to This Offering — We are a holding company and may not have access to the cash that is needed to make payment on the notes.”
(2)	Our bank credit facility provides for unsecured borrowings of up to $150.0 million and expires on July 30, 2019. Interest accrues at varying spreads relative to Eurodollar or prime base rates, payable monthly or quarterly depending on the applicable base rate (Eurodollar base rate plus 1.15%, which totaled 1.35% as of September 30, 2015, and prime base rate plus 0.250%, which totaled 0.00% as of September 30, 2015 since no amounts were borrowed subject to the prime base rate). The unused portion of the bank credit facility is subject to a variable commitment fee, which was 0.15% on an annual basis at September 30, 2015. As of September 30, 2015, we had $113.0 million outstanding under our bank credit facility.
(3)	In connection with the notes issued in this offering, we will have approximately $249.3 million outstanding carrying amount of our 4.500% Senior Notes due 2025 (face amount of $250 million, less issuance discount of approximately $0.6 million).
(4)	The market value of our common stock and the market value per share were $1,353.4 million and $33.22, respectively, at September 30, 2015. Book value per share was $32.09 at September 30, 2015 ($26.52 excluding investment fair value adjustments).

(5)	The As Adjusted amounts reflect the expense of the redemption of the 6.85% Senior Notes due 2016, net of taxes.
(6)	Accumulated other comprehensive income, net of taxes, was comprised of (i) approximately $226.6 million in net unrealized gains on fixed maturities and equity securities and (ii) approximately ($13.0) million related to the net funded status of pension and other postretirement benefit obligations at September 30, 2015.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

The following consolidated statement of operations and balance sheet data have been derived from the consolidated financial statements of Horace Mann, which have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). The consolidated financial statements of Horace Mann for each of the years in the five-year period ended December 31, 2014 have been audited by KPMG LLP, an independent registered public accounting firm. The following selected historical consolidated financial data should be read in conjunction with the consolidated financial statements of HMEC and its subsidiaries and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2015 and in our Annual Report on Form 10-K for the year ended December 31, 2014.

	Nine Months Ended September 30,		Year Ended December 31,
	2015	2014	2014	2013	2012	2011	2010
	(unaudited)
	(Dollars in millions)
Statement of Operations Data:
Insurance premiums and contract charges earned	$544.9	$533.6	$715.8	$690.9	$670.5	$667.1	$672.7
Net investment income	248.3	247.0	329.8	313.6	306.0	288.3	272.1
Realized investment gains	8.8	8.7	10.9	22.2	27.3	37.7	23.8
Total revenues	804.3	791.6	1,060.7	1,031.2	1,010.8	998.3	974.8
Interest expense	9.6	10.6	14.2	14.2	14.2	14.0	14.0
Income before income taxes	101.5	104.0	146.1	154.1	149.2	94.9	110.2
Net income	72.4	74.2	104.2	110.9	103.9	70.5	80.1

Balance Sheet Data, at Period End:
Total investments	7,541.2		7,403.5	6,539.5	6,292.1	5,677.5	5,073.6
Total assets	9,903.5		9,768.5	8,826.7	8,167.7	7,435.2	6,945.7
Total policy liabilities	5,623.7		5,351.5	5,029.2	4,736.7	4,401.0	4,068.7
Short-term debt	113.0		38.0	38.0	38.0	38.0	38.0
Long-term debt	125.0		199.9	199.9	199.8	199.7	199.7
Total shareholders’ equity	1,307.2		1,336.5	1,099.3	1,245.8	1,055.4	847.1

Segment Information (1):
Insurance premiums written and contract deposits
Property and casualty	455.0	440.0	584.4	570.4	550.8	545.9	557.1
Annuity	422.2	361.7	480.6	423.0	417.6	433.9	395.5
Life	74.1	73.7	102.7	100.8	99.3	98.6	99.4
Total	951.3	875.4	1,167.7	1,094.2	1,067.7	1,078.4	1,052.0
Net income
Property and casualty	32.1	30.7	46.9	44.4	37.1	5.9	27.0
Annuity	33.0	34.1	45.3	44.7	40.5	30.9	30.8
Life	10.6	12.8	17.5	20.4	21.9	19.4	20.2
Corporate and other (2)	(3.3)	(3.4)	(5.5)	1.4	4.4	14.3	2.1
Total	72.4	74.2	104.2	110.9	103.9	70.5	80.1

(1)	Information regarding assets by segment at December 31, 2014, 2013, and 2012 is contained in “Notes to Consolidated Financial Statements — Note 13 — Segment Information” commencing on page F-97 of our Annual Report on Form 10-K for the year ended December 31, 2014. Information regarding assets by segment at September 30, 2015 is contained in “Notes to Consolidated Financial Statements — Note 7 — Segment Information” on page 22 of our Quarterly Report on Form 10-Q for the period ended September 30, 2015.
(2)	The corporate and other segment primarily includes interest expense on debt, the impact of realized investment gains and losses, and certain public company expenses.

DESCRIPTION OF THE NOTES

This description of the terms of the notes adds information to the description of the general terms and provisions of the senior debt securities in the accompanying prospectus under the heading “Description of the Debt Securities.” If this description differs in any way from the description in the accompanying prospectus, you should rely on the description of notes in this prospectus supplement.

General

The title of the notes will be 4.500% Senior Notes due 2025. The notes initially will be limited to a total principal amount of $250,000,000. However, we may, without the consent of the holders of the notes, issue additional senior debt securities having the same ranking and the same interest rate, maturity date and other terms as the notes (except for the issue price, the date from which interest first accrues and the first interest payment date of the additional senior debt securities). Any such additional senior debt securities, together with the notes offered by this prospectus supplement, will constitute a single series of senior debt securities under the indenture, provided that if the additional senior debt securities are not fungible for U.S. federal income tax purposes with the notes, the additional senior debt securities will be issued under a separate CUSIP number. No additional debt securities may be issued if an Event of Default has occurred or is continuing with respect to the notes.

The notes will be our unsecured senior debt securities. The notes will mature at 100% of their principal amount on December 1, 2025. We may redeem the notes prior to their maturity at a redemption price described below under “Optional Redemption.” There is no sinking fund for the notes. The notes will not be listed on any securities exchange.

We will not pay any additional amounts on the notes to compensate any beneficial owner for any United States tax withheld from payments of principal or interest on the notes.

The notes are subject to defeasance in the manner described under the heading “Description of Debt Securities — Defeasance” in the accompanying prospectus.

The notes will be issued only in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The notes will be issued as global debt securities. For more information, please refer to the section captioned “Description of the Debt Securities — Book-Entry, Delivery and Form” on page 14 of the accompanying prospectus. The Depository Trust Company, or DTC, will be the depositary with respect to the notes. The notes will be issued as fully-registered securities in the name of Cede & Co., DTC’s nominee.

Interest

The notes will bear interest from November 23, 2015, or from the most recent 2015 Series interest payment date (as defined below) on which we paid or provided for interest on the notes, at the rate of 4.500% per year. We will pay interest on each note semi-annually on June 1 and December 1 of each year. We will refer to each of these dates as a “2015 Series interest payment date.” The first 2015 Series interest payment date will be June 1, 2016. We will pay interest on a note to the person in whose name that note was registered at the close of business on the preceding May 15 or November 15, whether or not a business day, prior to the applicable 2015 Series interest payment date. Interest on the notes will be paid on the basis of a 360-day year comprising twelve 30-day months. In the event that a 2015 Series interest payment date is not a business day, we will pay interest on the next day that is a business day, with the same force and effect as if made on the 2015 Series interest payment date, and without any interest or other payment with respect to the delay. For purposes of this prospectus supplement, a “business day” is a day other than a Saturday, a Sunday or any other day on which banking institutions in New York, New York are authorized or required by law or executive order to remain closed.

Optional Redemption

Prior to September 1, 2025 (the date that is three months prior to the maturity date of the notes), we may redeem the notes, at our option, at any time (the “2015 Series Redemption Date”) in whole or from time to time in part at a redemption price calculated by a 2015 Series Independent Investment Banker equal to the greater of:

•	100% of the principal amount of the notes being redeemed, and

•	the sum of the present values of the remaining scheduled payments for principal and interest on the notes to be redeemed (not including any portion of such payments of interest accrued as of the 2015 Series Redemption Date) discounted to the 2015 Series Redemption Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the 2015 Series Treasury Rate (as defined below), plus 35 basis points, as calculated by a 2015 Series Independent Investment Banker (as defined below);

plus, in either of the above cases, accrued and unpaid interest on the principal amount of any notes to be redeemed to, but not including, the 2015 Series Redemption Date.

On or after September 1, 2025 (the date that is three months prior to the maturity date of the notes), we may redeem the notes, at our option, at any time in whole or from time to time in part at a redemption price equal to 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest on the principal amount of any notes to be redeemed to, but not including, the date of redemption.

If we have given notice as provided in the indenture and made funds available for the redemption of any notes called for redemption on the redemption date referred to in that notice, those notes will cease to bear interest on that redemption date. Any interest accrued to the date fixed for redemption will be paid as specified in such notice. We will give written notice of any redemption of any notes to holders of the notes to be redeemed at their addresses, as shown in the security register for the notes, at least 30 days and not more than 60 days prior to the date fixed for redemption. The notice of redemption will specify, among other items, the date fixed for redemption, the redemption price and the aggregate principal amount of the notes to be redeemed. We will provide notice to the Trustee setting forth the actual redemption price, as calculated by a 2015 Series Independent Investment Banker, if applicable, as described in the terms of the notes, no later than two business days prior to the redemption date.

If we choose to redeem less than all of the notes, we will notify The Bank of New York Mellon Trust Company, N.A., the trustee under the indenture, at least 45 days before giving notice of redemption, or such shorter period as is satisfactory to the trustee, of the aggregate principal amount of the notes to be redeemed and the applicable redemption date. The trustee will select by lot, in such manner as it shall deem appropriate and fair, the notes to be redeemed in part; provided, however, that in the case of securities in global form the particular securities to be redeemed shall be selected in accordance with the procedures of the applicable depository.

As used in this prospectus supplement:

“2015 Series Comparable Treasury Issue” means the United States Treasury security selected by the 2015 Series Independent Investment Banker as having a maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes.

“2015 Series Comparable Treasury Price” means, with respect to any redemption date for the notes, the average of the 2015 Series Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest of such 2015 Series Reference Treasury Dealer Quotations, or if the 2015 Series Independent Investment Banker obtains fewer than five such 2015 Series Reference Treasury Dealer Quotations, the average of all such quotations.

“2015 Series Independent Investment Banker” means J.P. Morgan Securities LLC and any successor firm or, if such firm is unwilling or unable to select the 2015 Series Comparable Treasury Issue, an independent investment banking institution of national standing appointed by the Company.

“2015 Series Reference Treasury Dealer” means each of J.P. Morgan Securities LLC and four other primary U.S. government securities dealers (each a “2015 Series Primary Treasury Dealer”), as specified by us; provided, however, that if any of J.P. Morgan Securities LLC or any 2015 Series Primary Treasury Dealer as specified by us shall cease to be a 2015 Series Primary Treasury Dealer, we will substitute therefor another 2015 Series Primary Treasury Dealer and if we fail to select a substitute within a reasonable period of time, then the substitute will be a 2015 Series Primary Treasury Dealer selected by the Trustee after consultation with us.

“2015 Series Reference Treasury Dealer Quotations” means, with respect to the 2015 Series Reference Treasury Dealer and any redemption date, the average, as determined by the 2015 Series Independent Investment Banker, of the bid and asked prices for the 2015 Series Comparable Treasury Issue (expressed, in each case, as a percentage of its principal amount) quoted in writing to the 2015 Series Independent Investment Banker by such 2015 Series Reference Treasury Dealer at 3:30 p.m., New York City time, on the third business day preceding such redemption date.

“2015 Series Treasury Rate” means the rate per year equal to the semi-annual equivalent yield to maturity of the 2015 Series Comparable Treasury Issue, calculated using a price for the 2015 Series Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the 2015 Series Comparable Treasury Price for such redemption date. The 2015 Series Treasury Rate shall be calculated on the third business day preceding the redemption date.

“Trustee” means The Bank of New York Mellon Trust Company, N.A., as trustee under the indenture.

Events of Default

We refer you to the section entitled “Description of the Debt Securities — Events of Default” in the accompanying prospectus for a description of the Events of Default, which will be applicable to the notes.

Additional Covenants

We refer you to the section entitled “Description of the Debt Securities” in the accompanying prospectus for a description of certain covenants applicable to the notes. In addition to the foregoing, the following covenants will apply to the notes for the benefit of the holders of the notes:

Negative Pledge

Because we are a holding company, our assets consist primarily of the securities of our subsidiaries. The negative pledge provisions in the notes limit our ability to pledge some of these securities. Under the terms of the notes, except for specifically permitted liens, we will not, and will not permit any subsidiary to, create, assume, incur or permit to exist any indebtedness for borrowed money (including any guarantee of indebtedness for borrowed money) that is secured by a pledge, lien or other encumbrance on:

•	the voting securities of any “significant subsidiary,” or

•	the voting securities of a subsidiary that owns, directly or indirectly, the voting securities of any of the “significant subsidiaries,”

without providing that the issued and outstanding notes will be secured equally and ratably with indebtedness so secured so long as such other indebtedness shall be secured.

Under the senior indenture, “subsidiary” means any corporation, partnership or other entity of which at the time of determination we or one or more of our subsidiaries own directly or indirectly at least a majority of the outstanding shares of the capital voting stock entitled to vote in the election of directors, managers or trustees thereof or at least a majority of the equity capital, profits or other similar interests of such entity. A “significant subsidiary” means any of our “significant subsidiaries,” as such term is defined in paragraph (w) of Rule 1-02 of Regulation S-X passed pursuant to the Exchange Act.

As of the date of this prospectus supplement, our “significant subsidiaries” are Horace Mann Insurance Company, Horace Mann Life Insurance Company, Horace Mann Property & Casualty Insurance Company and Teachers Insurance Company.

Restrictions on Dispositions

The terms of the notes also provide that we will not, and will not permit any of our subsidiaries to, issue, sell, assign, transfer or otherwise dispose of, directly or indirectly, any of the common stock of our significant subsidiaries (except to us or to one or more of our other subsidiaries or for the purpose of qualifying directors), unless:

•	the issuance, sale, assignment, transfer or other disposition is required to comply with the order of a court or regulatory authority of competent jurisdiction, other than an order issued at our request or the request of one of our subsidiaries;

•	the entire capital stock of a significant subsidiary then owned by us or one of our subsidiaries is disposed of in a single transaction or in a series of related transactions, for consideration consisting of cash or other property which is at least equal to the Fair Value (as defined below) of such capital stock; or

•	after giving effect to the issuance, sale, assignment, transfer or other disposition, we and our subsidiaries would own directly or indirectly at least 80% of the issued and outstanding capital stock of such significant subsidiary and such issuance, sale, assignment, transfer or other disposition is made for consideration consisting of cash or other property which is at least equal to the Fair Value of such capital stock.

As used in this prospectus supplement, “Fair Value,” when used with respect to dispositions of capital stock or other assets, means the fair value thereof as determined in good faith by our board of directors.

Trustee, Registrar and Paying Agent

The Bank of New York Mellon Trust Company, N.A. will act as trustee, registrar and paying agent under the indenture, which will be dated as of November 23, 2015, as amended or supplemented from time to time, between us and the trustee. The indenture is a senior indenture as described in the accompanying prospectus. You should read the accompanying prospectus for a general discussion of the terms and provisions of the indenture. From time to time, we and some of our subsidiaries may conduct other banking transactions, including lending transactions, or maintain deposit accounts with the trustee in the ordinary course of business.

Notices

Any notices required to be given to the holders of the notes will be given to DTC.

Governing Law

The indenture and the notes are governed by and will be construed in accordance with New York law.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of the material United States federal income tax consequences of the ownership and disposition of notes as of the date hereof. This summary deals only with notes that are held as capital assets by a holder who acquired the notes upon original issuance at their “issue price,” which will equal the first price to the public (not including bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) at which a substantial amount of notes are sold for money.

For purposes of this summary, a “U.S. Holder” is a beneficial owner of a note that, for U.S. federal income tax purposes, is: (a) an individual citizen or resident of the United States; (b) a corporation (or other business entity treated as a corporation for U.S. federal tax purposes) created or organized in or under the laws of the United States or any state or political subdivision thereof (including the District of Columbia); (c) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (d) a trust if (i) a court within the United States is able to exercise primary supervision over the trust’s administration and one or more United States persons have the authority to control all substantial decisions of the trust or (ii) such trust has a valid election in effect under applicable Treasury regulations to be treated as a United States person.

For purposes of this summary, a “Non-U.S. Holder” is a beneficial owner of a note that is neither a U.S. Holder nor a partnership or any entity or arrangement treated as a partnership for U.S. federal income tax purposes.

If a partnership holds the notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding the notes, you should consult your tax advisors.

This summary is based upon provisions of the Internal Revenue Code of 1986, as amended, (the “Code”), United States Treasury Regulations, rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in United States federal income tax consequences materially different from those summarized below. We have not sought and do not intend to seek a ruling from the Internal Revenue Service (the “IRS”) on any aspect of these transactions. Accordingly, we cannot assure you that the IRS will agree with the views expressed in this summary, or that a court will not sustain any challenge to those views by the IRS in the event of litigation. This summary does not address all aspects of United States federal income taxes and does not deal with foreign, state, local or other tax considerations that may be relevant to holders of the notes in light of their particular circumstances. In addition, it does not represent a detailed description of the United States federal income tax consequences applicable to you if you are subject to special treatment under the United States federal income tax laws (including, for example, if you are a dealer in securities or currencies, a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings, a bank or other financial institution, an employee stock ownership plan, a controlled foreign corporation, a passive foreign investment company, a corporation that accumulates earnings to avoid tax, an insurance company, a tax-exempt organization, a former citizen or resident of the United States, a person subject to the alternative minimum tax, a person that owns notes that are a hedge or that are hedged against interest rate or currency risks, a person that owns notes as part of a straddle or a conversion transaction for tax purposes, a person that purchases or sells notes as part of a wash sale for tax purposes or a U.S. Holder whose functional currency for tax purposes is not the U.S. dollar).

If you are considering the purchase of notes, you should consult your own tax advisors concerning the particular United States federal income tax consequences to you of the ownership of the notes, as well as the consequences to you arising under the laws of any other taxing jurisdiction and the possible effect of changes in tax laws.

U.S. Holders

Interest

Interest on a note will generally be taxable to you as ordinary interest income as it accrues or is received by you in accordance with your usual method of accounting for U.S. federal income tax purposes. It is expected, and this discussion assumes, that the notes will be issued without original issue discount for U.S. federal income tax purposes.

Sale, Exchange or Other Taxable Dispositions of Notes

If you are a U.S. Holder, upon the sale, exchange, redemption, retirement or other taxable disposition of a note, you will generally recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between (i) the amount of the cash and the fair market value of any property you receive on the sale or other taxable disposition (less an amount attributable to any accrued but unpaid interest, which will be taxable as ordinary interest income to the extent not previously taken into income), and (ii) your adjusted tax basis in the note. Your adjusted tax basis in a note will generally be equal to your cost for the note.

Such gain or loss will generally be treated as capital gain or loss and will be treated as long-term capital gain or loss if your holding period for the note exceeds one year at the time of the disposition. Long-term capital gains of non-corporate taxpayers are subject to reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Additional Tax on Net Investment Income

Non-corporate U.S. persons are generally subject to a 3.8% tax on the lesser of (1) the U.S. person’s “net investment income” for the relevant taxable year and (2) the excess of the U.S. person’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s tax return filing status). A U.S. Holder’s net investment income will generally include any income or gain recognized by such holder with respect to the notes, unless such income or gain is derived in the ordinary course of the conduct of such holder’s trade or business (other than a trade or business that consists of certain passive or trading activities). Non-corporate U.S. Holders should consult their tax advisors on the applicability of this additional tax to their income and gains in respect of their investment in the notes.

Information Reporting and Backup Withholding

U.S. federal backup withholding will apply to interest on the notes and proceeds from the sale or other disposition of the notes unless (a) you are an exempt U.S. Holder and, when required, demonstrate this fact, or (b) you provide a correct taxpayer identification number and otherwise comply with applicable requirements of the backup withholding rules. A U.S. Holder who does not provide a correct taxpayer identification number may also be subject to penalties imposed by the IRS.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a credit against your U.S. federal income tax liability and may entitle you to a refund, provided the required information is timely furnished to the IRS.

You will also be subject to information reporting on interest on the notes and proceeds from the sale or other disposition of the notes, unless you are an exempt recipient and appropriately establish that exemption.

Non-U.S. Holders

Interest

If you are a Non-U.S. Holder, then, subject to the discussion of “FATCA” and backup withholding below, under the “portfolio interest rule,” you will generally not be subject to U.S. federal income tax (or any withholding tax) on payments of stated interest on the notes, provided that:

•	interest paid on the notes is not effectively connected with your conduct of a trade or business in the United States;

•	you do not actually (or constructively) own 10% or more of the total combined voting power of all classes of our voting stock within the meaning of the Code and applicable United States Treasury regulations;

•	you are not a controlled foreign corporation that is related directly or indirectly to us through stock ownership; and

•	you meet certain certification requirements.

Under current law, as a Non-U.S. Holder your certification requirements may be satisfied in any of the following ways:

•	You provide to us or our paying agent a statement on the applicable IRS Form W-8, together with all appropriate attachments, signed under penalties of perjury, identifying yourself as the Non-U.S. Holder by name and address and stating, among other things, that you are not a U.S. person.

•	If you hold a note through a securities clearing organization, bank or another financial institution that holds customers’ securities in the ordinary course of its trade or business, (i) you provide the form described in the preceding bullet point to such organization or institution, and (ii) such organization or institution, under penalty of perjury, certifies to us that it has received such statement from the beneficial owner or another intermediary and furnishes us or our paying agent with a copy thereof.

•	If a financial institution or other intermediary that holds the note on your behalf has entered into a withholding agreement with the IRS, such institution or intermediary submits an applicable Form W-8IMY and certain other required documentation to us or our paying agent.

If the requirements of the portfolio interest rule described above are not satisfied, payments of interest made to you will be subject to a 30% federal withholding tax, unless either:

•	an applicable income tax treaty reduces or eliminates such tax, and you claim the benefit of that treaty by providing a properly completed and duly executed applicable Form W-8 establishing qualification for benefits under that treaty; or

•	the interest is effectively connected with your conduct of a trade or business in the United States and you provide an appropriate statement to that effect on a properly completed and duly executed Form W-8ECI (or other applicable form).

If you are engaged in a trade or business in the United States and interest on the notes is effectively connected with the conduct of that trade or business (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment), then you will be subject to United States federal income tax on that interest on a net income basis (and the 30% withholding tax described above will not apply) generally in the same manner as a U.S. Holder. In addition, if you are a corporate Non-U.S. Holder, you may be subject to a branch profits tax equal to 30% (or lower applicable income tax treaty rate) of such interest, subject to adjustments.

Sale, Exchange, or Other Taxable Disposition of the Notes

Any gain realized on the disposition of a note generally will not be subject to United States federal income tax unless:

•	the gain is effectively connected with your conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment); or

•	you are an individual who is present in the United States for 183 days or more in the taxable year of the disposition, and certain other conditions are met.

If the first exception applies, you will generally be subject to U.S. federal income tax on the net gain you derive from the sale, exchange, redemption, retirement or other taxable disposition of the notes in the same manner as a U.S. Holder. In addition, if you are a corporate Non-U.S. Holder, you may be subject to a 30% branch profits tax on such gain (subject to adjustments). If you are eligible for the benefits of an income tax treaty between the United States and your country of residence, the U.S. federal income tax treatment of any such gain may be modified in the manner specified by the treaty. If the second exception applies, you generally will be subject to U.S. federal income tax at a rate of 30% (except as otherwise provided by an applicable income tax treaty) on the amount by which your U.S.-source capital gains exceed your U.S.-source capital losses.

Information Reporting and Backup Withholding

Under current U.S. federal income tax law, backup withholding and information reporting may apply to payments made by us (including our paying agents) to you in respect of the notes, unless you provide an applicable Form W-8 or otherwise meet documentary evidence requirements for establishing that you are a Non-U.S. Holder or otherwise establish an exemption. We (or our paying agent) will, however, report payments of interest on the notes.

The payment of proceeds from a Non-U.S. Holder’s disposition of notes to or through the U.S. office of any broker, domestic or foreign, will be subject to information reporting and possibly backup withholding unless such holder certifies as to its non-U.S. status under penalties of perjury or otherwise establishes an exemption, provided that the broker does not have actual knowledge or reason to know that such holder is a U.S. person or that the conditions of an exemption are not, in fact, satisfied. The payment of the proceeds from a Non-U.S. Holder’s disposition of a note to or through a non-U.S. office of either a U.S. broker or a non-U.S. broker that is a “United States-related person” will be subject to information reporting, but not generally backup withholding, unless such broker has documentary evidence in its files that such Non-U.S. Holder is not a U.S. person and the broker has no knowledge to the contrary, or the Non-U.S. Holder otherwise establishes an exemption. Neither information reporting nor backup withholding will apply to a payment of the proceeds of a Non-U.S. Holder’s disposition of notes by or through a non-U.S. office of a non-U.S. broker that is not a United States-related person.

You should consult your own tax advisor regarding the application of information reporting and backup withholding to your particular situation, the availability of an exemption from backup withholding and the procedure for obtaining such an exemption, if available. Copies of any information returns filed with the IRS may be made available by the IRS, under the provisions of a specific treaty or agreement, to the tax authorities of the country in which the Non-U.S. Holder resides.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a credit against your U.S. federal income tax liability and may entitle you to a refund, provided the required information is timely furnished to the IRS.

Foreign Account Tax Compliance

Sections 1471 through 1474 of the Code, the treasury regulations promulgated thereunder and other governmental notices with respect thereto (collectively “FATCA”) could impose a withholding tax of 30% (“FATCA Withholding”) on interest income (including any amount treated as interest for U.S. Federal income tax purposes) and other payments on the notes paid to you or any non-U.S. person or entity that receives such income (a “non-U.S. payee”) on your behalf, unless you and each non-U.S. payee in the payment chain comply with the applicable information reporting, account identification, withholding, certification and other FATCA-related requirements (including any intergovernmental agreement entered into by the United States and another applicable jurisdiction to facilitate the application and implementation of FATCA (an “IGA”)). In the case of a payee that is a non-U.S. financial institution (for example, a clearing system, custodian, nominee or broker), withholding generally will not be imposed if the financial institution complies with the requirements imposed by FATCA to collect and report (to the U.S. or another relevant taxing authority) substantial information regarding such institution’s U.S. account holders (which would include some account holders that are non-U.S. entities but have U.S. owners). Other payees, including individuals, may be required to provide proof of tax residence or waivers of confidentiality laws and/or, in the case of non-U.S. entities, certification or information relating to their U.S. ownership.

FATCA Withholding may be imposed at any point in a payment chain if a non-U.S. payee is not compliant with the applicable FATCA requirements. A payment chain may consist of a number of parties, including a paying agent, a clearing system, each of the clearing system’s participants and a non-U.S. bank or broker through which you hold the notes. Accordingly, if you receive payments through a payment chain that includes one or more non-U.S. payees the payment could be subject to FATCA Withholding if any non-U.S. payee in the payment chain fails to comply with the FATCA requirements and is subject to withholding. This would be the case even if you would not otherwise have been directly subject to FATCA Withholding.

A number of countries have entered into, and other countries are expected to enter into IGAs. While the existence of an IGA will not eliminate the risk that the notes will be subject to FATCA Withholding, these agreements are expected to facilitate compliance with the FATCA requirements thereby reducing the likelihood that FATCA Withholding will occur for investors in (or investors that indirectly hold notes through financial institutions in) those countries.

FATCA Withholding could apply to all interest (including original issue discount, if any) and other periodic payments made on the notes. In addition, FATCA Withholding could apply to the gross proceeds payable upon the sale, exchange, redemption or maturity of the notes after December 31, 2018. Under the terms of the notes, we are not obligated to and we will not pay any additional amounts in respect of FATCA Withholding, so if FATCA Withholding applies, you will receive less than the amount that you would have otherwise received.

Depending on your circumstances, you may be entitled to a refund or credit in respect of some or all of any FATCA Withholding. However, even if you are entitled to have any such withholding refunded, the required procedures could be cumbersome and significantly delay your receipt of any withheld amounts.

You are strongly urged to consult your tax advisor regarding FATCA. You should also consult your bank or broker through which you would hold the notes about the likelihood that payments to it (for credit to you) may become subject to FATCA Withholding at some point in the payment chain.

UNDERWRITING

(CONFLICTS OF INTEREST)

Subject to the terms and conditions set forth in the underwriting agreement dated as of the date of this prospectus supplement between us and the underwriters named below, for whom J.P. Morgan Securities LLC and Keefe, Bruyette & Woods, Inc. are acting as representatives, we have agreed to sell to each underwriter, and each underwriter has severally agreed to purchase from us, the principal amount of the notes that appears opposite its name in the table below:

Underwriter	Principal amount of notes
J.P. Morgan Securities LLC.	$142,500,000
Keefe, Bruyette & Woods, Inc.	77,500,000
PNC Capital Markets LLC	15,000,000
Janney Montgomery Scott LLC	7,500,000
Macquarie Capital (USA) Inc.	7,500,000

Total	$250,000,000

The underwriters are offering the notes subject to their acceptance of the notes from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the notes offered by this prospectus supplement are subject to certain conditions. The underwriters are obligated to take and pay for all of the notes offered by this prospectus supplement if any such notes are taken. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

The underwriters are offering the notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel and other conditions contained in the underwriting agreement. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

We have also agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments which the underwriters may be required to make in respect of any such liabilities.

The underwriters initially propose to offer the notes to the public at the public offering price that appears on the cover page of this prospectus supplement. In addition, the underwriters initially propose to offer the notes to certain dealers at prices that represent a concession not in excess of 0.40% of the principal amount of the notes. Any underwriter may allow, and any such dealer may reallow, a concession not in excess of 0.25% of the principal amount of the notes to certain other dealers. After the initial offering of the notes, the underwriters may from time to time vary the offering prices and other selling terms. The underwriters may offer and sell notes through certain of their affiliates.

The following table shows the underwriting discount that we will pay to the underwriters in connection with the offering of the notes:

Paid by us
Per note	0.65%
Total	$1,625,000

Expenses associated with this offering which we will pay, other than underwriting discounts, are estimated to be approximately $600,000.

The notes are a new issue of securities, and there is currently no established trading market for the notes. We do not intend to apply for the notes to be listed on any securities exchange or to arrange for the notes to be quoted on any quotation system. The underwriters have advised us that they intend to make a market in the notes, but they are not obligated to do so. The underwriters may discontinue any market making in the notes at any time at their sole discretion. Accordingly, we cannot assure you that a liquid trading market will develop for the notes, that you will be able to sell your notes at a particular time or that the prices you receive when you sell will be favorable.

In connection with the offering of the notes, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the prices of the notes. Specifically, the underwriters may overallot in connection with the offering of the notes, creating syndicate short positions. In addition, the underwriters may bid for and purchase notes in the open market to cover syndicate short positions or to stabilize the prices of the notes. Finally, the underwriting syndicate may reclaim selling concessions allowed for distributing the notes in the offering of the notes, if the syndicate repurchases previously distributed notes in syndicate covering transactions, stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market prices of the notes above independent market levels. The underwriters are not required to engage in any of these activities, and may end any of them at any time.

Relationships with Underwriters

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses. Affiliates of J.P. Morgan Securities LLC and PNC Capital Markets LLC are lenders under our bank credit facility. J.P. Morgan Securities LLC acted as sole bookrunner, J.P. Morgan Securities LLC and PNC Capital Markets LLC acted as joint lead arrangers, and an affiliate of PNC Capital Markets LLC acted as syndication agent under our bank credit facility. As a result, certain underwriters and/or their respective affiliates will receive a portion of any net proceeds from this offering used to repay borrowings under our bank credit facility.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. If any of the underwriters or their affiliates have a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, the underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Offering Restrictions

Canada

The notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter has represented and agreed that, with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State, it has not made and will not make an offer of notes which are the subject of the offering contemplated by this prospectus supplement to the public in that Relevant Member State other than:

(a)	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives for any such offer; or

(c)	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of notes shall require the issuer or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

Each underwriter has represented and agreed that (a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “Act”)) in connection with the issue or sale of the notes in circumstances in which Section 21(1) of such Act does not apply to us and (b) it has complied and will comply with all applicable provisions of such Act with respect to anything done by it in relation to any notes in, from or otherwise involving the United Kingdom.

VALIDITY OF THE NOTES

Gibson, Dunn & Crutcher LLP, New York, New York, will provide opinions regarding the authorization and validity of the notes for us. Davis Polk & Wardwell LLP, New York, New York, will act as counsel to the underwriters.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The consolidated financial statements and schedules of Horace Mann Educators Corporation as of December 31, 2014 and 2013, and for each of the years in the three-year period ended December 31, 2014, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2014, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

With respect to the unaudited interim consolidated financial information for the periods ended March 31, June 30 and September 30, 2015 and 2014 incorporated by reference herein, the independent registered public accounting firm has reported that they applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports included in the Company’s quarterly reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2015 incorporated by reference herein state that they did not audit and they do not express opinions on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. The accountants are not subject to the liability provisions of Section 11 of the Securities Act for their reports on the unaudited interim consolidated financial information because the reports are not a “report” or a “part” of the registration statement prepared or certified by the accountants within the meaning of Sections 7 and 11 of the Securities Act.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these materials at the SEC reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on their public reference room. Our SEC filings are also available to the public at the SEC’s website (http://www.sec.gov).

The SEC’s website contains reports, proxy statements and other information regarding issuers, like Horace Mann, that file electronically with the SEC. You may find Horace Mann’s reports, proxy statements and other information at the SEC website. In addition, you can obtain reports and proxy statements and other information about Horace Mann at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

We maintain a website on the Internet at http://www.horacemann.com. We make available free of charge, on or through our website, our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, proxy statements and any amendments to those documents, as soon as reasonably practicable after such material is filed with the SEC. This reference to our Internet address is for informational purposes only and shall not, under any circumstances, be deemed to incorporate the information available at such Internet address into this prospectus supplement or the accompanying prospectus.

INCORPORATION BY REFERENCE

The SEC allows us to incorporate information into this prospectus “by reference,” which means that we can disclose important information to you by referring you to other documents that we filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus supplement and the accompanying prospectus, and information in documents that we file later with the SEC prior to the termination of this offering will automatically update and supersede information contained in documents filed earlier with the SEC or contained in this prospectus supplement or the accompanying prospectus.

This prospectus supplement and the accompanying prospectus incorporate by reference the documents set forth below, which Horace Mann has filed with the SEC, and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, except for current reports on Form 8-K containing only disclosure furnished (but not filed) under Items 2.02 or 7.01 of any Current Report on Form 8-K and exhibits relating to such disclosure, unless otherwise specifically noted below:

•	our Annual Report on Form 10-K for the year ended December 31, 2014, filed on March 2, 2015;

•	our Quarterly Reports on Form 10-Q for the quarter ended March 31, 2015, filed on May 8, 2015, the quarter ended June 30, 2015, filed on August 7, 2015, and the quarter ended September 30, 2015, filed on November 6, 2015;

•	our Current Reports on Form 8-K filed on May 22, 2015, July 21, 2015 and October 6, 2015; and

•	the portions of our Proxy Statement on Schedule 14A, filed on April 8, 2015, incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2014, filed on March 2, 2015.

Statements made in this prospectus supplement and the accompanying prospectus or in any document incorporated by reference in this prospectus supplement and the accompanying prospectus as to the contents of any contract or other document are not necessarily complete. In each instance we refer you to the copy of the contract or other document filed as an exhibit to the registration statement of which this prospectus supplement and the accompanying prospectus are a part or as an exhibit to the documents incorporated by reference.

We will provide to you, at no cost, a copy of any document incorporated by reference in this prospectus supplement and the accompanying prospectus (excluding certain exhibits to those documents). You may request copies of these filings by contacting us at the following address or telephone number:

Horace Mann Educators Corporation

1 Horace Mann Plaza

Springfield, Illinois 62715-0001

Attention: Corporate Secretary

(217) 789-2500

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS, OR TO WHICH WE HAVE REFERRED YOU, IN MAKING YOUR DECISIONS WHETHER TO INVEST IN THE NOTES. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT DIFFERS FROM THAT CONTAINED IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS. THIS PROSPECTUS SUPPLEMENT IS DATED NOVEMBER 18, 2015. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, UNLESS WE OTHERWISE NOTE IN THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS.

PROSPECTUS

Debt Securities

Common Stock

Preferred Stock

Depositary Shares

Warrants

Delayed Delivery Contracts

Units

We may offer from time to time:

•	senior or subordinated debt securities of Horace Mann;

•	common stock of Horace Mann;

•	preferred stock of Horace Mann;

•	depositary shares of preferred stock of Horace Mann;

•	warrants to purchase debt or equity securities of Horace Mann or of third parties;

•	delayed delivery contracts for the purchase or sale of certain specified securities; and

•	units that include any of these securities.

We will provide specific terms of these securities in supplements to this prospectus, and we may sell these securities separately or as units with other securities. You should read this prospectus and each applicable supplement carefully before you invest.

This prospectus may not be used to sell any securities unless it is accompanied by a prospectus supplement. Our common stock is listed on the New York Stock Exchange under the symbol “HMN.”

Investing in our securities involves risk. See the “Risk Factors” section of our filings with the Securities and Exchange Commission and the applicable prospectus supplement.

We may sell these securities on a continuous or delayed basis directly, through agents, dealers or underwriters as designated from time to time, or through a combination of these methods. We reserve the sole right to accept, and together with any agents, dealers and underwriters, reserve the right to reject, in whole or in part, any proposed purchase of securities. If any agents, dealers or underwriters are involved in the sale of any securities, the applicable prospectus supplement will set forth any applicable commissions or discounts. Our net proceeds from the sale of securities also will be set forth in the applicable prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 12, 2015.

You should rely only on the information contained or incorporated by reference in this prospectus and in any accompanying prospectus supplement or in any related free writing prospectus. We have not authorized any other person to provide you with different information with respect to this offering. This document may only be used where it is legal to sell these securities. You should only assume that the information in this prospectus or in any prospectus supplement is accurate as of the date on the front of those documents. Our business, financial condition, results of operations and prospects may have changed since that date. We are not making an offer of these securities in any state where the offer is not permitted.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, utilizing a “shelf” registration process. By using a shelf prospectus, we may sell, at any time and from time to time in one or more offerings, any combination of the securities described in this prospectus.

We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus or a prospectus supplement is accurate as of any date other than the date on the front of the document.

This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement containing specific information about the terms of that offering. That prospectus supplement may include a discussion of any risk factors or other special considerations applicable to those securities. The prospectus supplement also may add, update or change information in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading “Where You Can Find More Information.”

The registration statement containing this prospectus, including the exhibits to the registration statement, provides additional information about us and the securities offered under this prospectus. The exhibits to the registration statement contain the full text of certain contracts and other important documents we have summarized in this prospectus. You should review the full text of these documents because these summaries may not contain all the information that you may find important in deciding whether to purchase the securities we offer. The registration statement, including the exhibits, can be read at the SEC’s Web site or at the SEC’s offices mentioned under the heading “Where You Can Find More Information.”

Unless we have indicated otherwise, references in this prospectus to “Horace Mann,” “we,” “us” and “our” or similar terms are to Horace Mann Educators Corporation, a Delaware corporation, and its consolidated subsidiaries.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these materials at the SEC reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on their public reference room. Our SEC filings are also available to the public at the SEC’s Web site (http://www.sec.gov). In addition, you can obtain reports and proxy statements and other information about Horace Mann at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

We maintain a Web site on the Internet at http://www.horacemann.com. We make available free of charge, on or through our Web site, our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, proxy statements and any amendments to those documents, as soon as reasonably practicable after such material is filed with the SEC. This reference to our Internet address is for informational purposes only and shall not, under any circumstances, be deemed to incorporate the information available at such Internet address into this prospectus.

INCORPORATION BY REFERENCE

The SEC allows us to incorporate information into this prospectus “by reference,” which means that we can disclose important information to you by referring you to other documents that we filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information contained in this prospectus, in a supplement to this prospectus or a subsequently filed document that is incorporated by reference.

This prospectus incorporates by reference the documents set forth below, which Horace Mann has filed with the SEC, and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, except for current reports on Form 8-K containing only disclosure furnished (but not filed) under Items 2.02 or 7.01 of any Current Report on Form 8-K and exhibits relating to such disclosure, unless otherwise specifically noted below or in a prospectus supplement.

•	the description of our common stock contained in our Form 8-A, filed on January 5, 1996, including any amendment or report filed for the purpose of updating this description; and

•	our Annual Report on Form 10-K for the year ended December 31, 2014, filed on March 2, 2015.

Statements made in this prospectus, in any prospectus supplement or in any document incorporated by reference in this prospectus as to the contents of any contract or other document are not necessarily complete. In each instance we refer you to the copy of the contract or other document filed as an exhibit to the registration statement of which this prospectus is a part or as an exhibit to the documents incorporated by reference.

We will provide to you, at no cost, a copy of any document incorporated by reference in this prospectus, any prospectus supplement and any exhibits specifically incorporated by reference in those documents. You may request copies of these filings by contacting us at the following address or telephone number:

Horace Mann, Educators Corporation

1 Horace Mann Plaza

Springfield, Illinois 62715-0001

Attention: Corporate Secretary

(217) 789-2500

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND ANY ACCOMPANYING PROSPECTUS SUPPLEMENT, OR TO WHICH WE HAVE REFERRED YOU, IN MAKING YOUR DECISIONS WHETHER TO INVEST IN THE SECURITIES. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT DIFFERS FROM THAT CONTAINED IN THIS PROSPECTUS AND ANY ACCOMPANYING PROSPECTUS SUPPLEMENT. THIS PROSPECTUS IS DATED MARCH 12, 2015. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, UNLESS WE OTHERWISE NOTE IN THIS PROSPECTUS OR ANY ACCOMPANYING PROSPECTUS SUPPLEMENT.

SPECIAL NOTE ON FORWARD-LOOKING INFORMATION

This prospectus and any accompanying prospectus supplement and the documents incorporated herein and therein by reference contain statements that are forward-looking. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We want to caution readers that these statements may change based on various factors, and are subject to known and unknown risks and uncertainties. These forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties and actual results could differ materially. Words such as “estimate,” “target,” “project,” “plan,” “believe,” “expect,” “anticipate,” “intend” and similar expressions may identify such forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Factors which could cause actual future financial performance to differ materially from the expectations as expressed in any forward-looking statement made by us or on our behalf include, without limitation:

•	the impact that a prolonged economic recession may have on the Company’s investment portfolio; volume of new business for automobile, homeowners, annuity and life products; policy renewal rates; and additional annuity contract deposit receipts;

•	fluctuations in the fair value of securities in the Company’s investment portfolio and the related after tax effect on the Company’s shareholders’ equity and total capital through either realized or unrealized investment losses;

•	prevailing low interest rate levels, including the impact of interest rates on (1) the Company’s ability to maintain appropriate interest rate spreads over minimum fixed rates guaranteed in the Company’s annuity and life products, (2) the book yield of the Company’s investment portfolio, (3) unrealized gains and losses in the Company’s investment portfolio and the related after tax effect on the Company’s shareholders’ equity and total capital, (4) amortization of deferred policy acquisition costs and (5) capital levels of the Company’s life insurance subsidiaries;

•	the frequency and severity of events such as hurricanes, storms, earthquakes and wildfires, and the ability of the Company to provide accurate estimates of ultimate claim costs in its consolidated financial statements;

•	the Company’s risk exposure to catastrophe-prone areas. Based on full year 2014 property and casualty direct earned premiums, the Company’s ten largest states represented 58% of the segment total. Included in this top ten group are certain states which are considered more prone to catastrophe occurrences: California, North Carolina, Texas, Florida, South Carolina and Louisiana;

•	the ability of the Company to maintain a favorable catastrophe reinsurance program considering both availability and cost; and the collectibility of reinsurance receivables;

•	adverse changes in market appreciation, interest spreads, business persistency and policyholder mortality and morbidity rates and the resulting impact on both estimated reserves and the amortization of deferred policy acquisition costs;

•	adverse results from the assessment of the Company’s goodwill asset requiring write off of the impaired portion;

•	the Company’s ability to refinance outstanding indebtedness or repurchase shares of the Company’s common stock;

•	the Company’s ability to (1) develop and expand its marketing operations, including agents and other points of distribution, and (2) maintain and secure access to educators, school administrators, principals and school business officials;

•	the effects of economic forces and other issues affecting the educator market including, but not limited to, federal, state and local budget deficits and cut-backs and adverse changes in state and local tax revenues. The effects of these forces can include, among others, teacher layoffs and early retirements, as well as individual concerns regarding employment and economic uncertainty;

•	the Company’s ability to profitably expand its property and casualty business in highly competitive environments;

•	changes in federal and state laws and regulations, which affect the relative tax and other advantages of the Company’s life and annuity products to customers, including, but not limited to, changes in IRS regulations governing Section 403(b) plans;

•	changes in public employee retirement programs as a result of federal and/or state level pension reform initiatives;

•	changes in federal and state laws and regulations, which affect the relative tax advantage of certain investments or which affect the ability of debt issuers to declare bankruptcy or restructure debt; and

•	the Company’s ability to effectively implement new or enhanced information technology systems and applications.

THE COMPANY

Horace Mann Educators Corporation (“HMEC”; and together with its subsidiaries, the “Company” or “Horace Mann”) is an insurance holding company incorporated in Delaware. Through its subsidiaries, HMEC markets and underwrites personal lines of property and casualty (primarily personal lines of automobile and homeowners) insurance, retirement annuities (primarily tax-qualified products) and life insurance in the United States of America (“U.S.”). HMEC’s principal insurance subsidiaries are Horace Mann Life Insurance Company, Horace Mann Insurance Company, Horace Mann Property & Casualty Insurance Company and Teachers Insurance Company, each of which is an Illinois corporation, and Horace Mann Lloyds, an insurance company domiciled in Texas.

Founded by Educators for Educators®, we market our products primarily to K-12 teachers, administrators and other employees of public schools and their families. Our nearly one million customers typically have moderate annual incomes, with many belonging to two-income households. Their financial planning tends to focus on retirement, security, savings and primary insurance needs. Management believes that Horace Mann is the largest national multiline insurance company focused on the nation’s educators as its primary market.

We market and service our products primarily through a dedicated sales force of full-time agents supported by the Company’s Customer Contact Center. These agents sell Horace Mann’s products and limited additional third-party vendor products. Some of these agents are former educators or individuals with close ties to the educational community who utilize their contacts within, and knowledge of, the target market. This dedicated agent sales force is supplemented by an independent agent distribution channel for our annuity products.

We conduct and manage our business through four segments. The three operating segments, representing the major lines of insurance business, are: property and casualty insurance, annuity products and life insurance. We do not allocate the impact of corporate-level transactions to the insurance segments, consistent with the basis for management’s evaluation of the results of those segments, but classify those items in the fourth segment, corporate and other.

We are one of the largest participants in the K-12 portion of the 403(b) tax-qualified annuity market, measured by 403(b) net written premium on a statutory accounting basis. Our 403(b) tax-qualified annuities are voluntarily purchased by individuals employed by public school systems or other tax-exempt organizations through the employee benefit plans of those entities. We have 403(b) payroll reduction capabilities utilized by approximately one-third of the 13,600 public school districts in the U.S.

Our headquarters are located at 1 Horace Mann Plaza, Springfield, Illinois 62715-0001, and our telephone number is 217-789-2500. We maintain a Web site at http://www.horacemann.com. Information on our Web site is not incorporated by reference and is not a part of this prospectus or any accompanying prospectus supplement.

USE OF PROCEEDS

Unless otherwise specified in a prospectus supplement accompanying this prospectus, the net proceeds from the sale of the securities to which this prospectus relates will be used for general corporate purposes. General corporate purposes may include repayment of indebtedness, acquisitions, repurchases of outstanding shares of common stock, additions to working capital, capital expenditures and investments in our subsidiaries.

CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratios of earnings to fixed charges on a consolidated basis for the years ended December 31, 2014, 2013, 2012, 2011 and 2010. For purposes of computing the ratio of consolidated earnings to fixed charges, “earnings” consists of income (loss) before income taxes, (benefits) and fixed charges, and “fixed charges” consists of interest expense (including amortization of debt issuance cost) and interest credited to policyholders on interest-sensitive contracts.

For the Years Ended December 31,
2014	2013	2012	2011	2010
1.8x	1.8x	1.8x	1.6x	1.7x

DESCRIPTION OF THE DEBT SECURITIES

The following is a general description of the debt securities that we may offer from time to time. The particular terms of the debt securities offered by any prospectus supplement and the extent, if any, to which the general provisions described below may apply to those securities, will be described in the applicable prospectus supplement. We may also sell hybrid securities that combine certain features of debt securities and other securities described in this prospectus. As you read this section, please remember that the specific terms of a debt security as described in the applicable prospectus supplement will supplement and may modify or replace the general terms described in this section. If there are any differences between the applicable prospectus supplement and this prospectus, the applicable prospectus supplement will control. As a result, the statements we make in this section may not apply to the debt security you purchase.

As used in this “Description of the Debt Securities,” the “Company” refers to Horace Mann Educators Corporation and does not, unless the context otherwise indicates, include our subsidiaries.

Capitalized terms used but not defined in this section have the respective meanings set forth in the applicable indenture.

General

The debt securities that we offer will be either senior debt securities or subordinated debt securities. We will issue senior debt securities under an indenture, which we refer to as the senior indenture, to be entered into between us and the trustee named in the applicable prospectus supplement. We will issue subordinated debt securities under a different indenture, which we refer to as the subordinated indenture, to be entered into between us and the trustee named in the applicable prospectus supplement. We refer to both the senior indenture and the subordinated indenture as the indentures, and to each of the trustees under the indentures as a trustee. In addition, the indentures may be supplemented or amended as necessary to set forth the terms of the debt securities issued under the indentures. You should read the indentures, including any amendments or supplements, carefully to fully understand the terms of the debt securities. The forms of the indentures have been filed as exhibits to the registration statement of which this prospectus is a part. The indentures are subject to, and are governed by, the Trust Indenture Act of 1939, as amended.

The senior debt securities will be unsubordinated obligations of the Company. They will rank equally with each other and all of our other unsubordinated debt, unless otherwise indicated in the applicable prospectus supplement. The subordinated debt securities will be subordinated in right of payment to the prior payment in full of our senior debt. See “Subordination of Subordinated Debt Securities.” The subordinated debt securities will rank equally with each other, unless otherwise indicated in the applicable prospectus supplement. We will indicate in each applicable prospectus supplement, as of the most recent practicable date, the aggregate amount of our outstanding debt that would rank senior to the subordinated debt securities.

Unless otherwise provided in the prospectus supplement relating to any debt securities, the debt securities will not constitute obligations of our subsidiaries. Creditors of our subsidiaries are entitled to a claim on the assets of those subsidiaries. Consequently, in the event of a liquidation or reorganization of any subsidiary, creditors of the subsidiary are likely to be paid in full before any distribution is made to the Company and holders of debt securities, except to the extent that the Company is itself recognized as a creditor of such subsidiary, in which case the Company’s claims would still be subordinate to any security interests in the assets of such subsidiary and any debt of such subsidiary senior to that held by the Company.

The indentures do not limit the amount of debt securities that can be issued thereunder and provide that debt securities of any series may be issued thereunder up to the aggregate principal amount that we may authorize from time to time. Unless otherwise provided in any prospectus supplement, the indentures do not limit the amount of other indebtedness or securities that we may issue. We may issue debt securities of the same series at more than one time and, unless prohibited by the terms of the series, we may reopen a series for issuances of additional debt securities, without the consent of the holders of the outstanding debt securities of that series. All debt securities issued as a series, including those issued pursuant to any reopening of a series will vote together as a single class unless otherwise described in the prospectus supplement for such series.

Reference is made to the prospectus supplement for the following and other possible terms of each series of the debt securities in respect of which this prospectus is being delivered:

(1) the title of the debt securities;

(2) any limit upon the aggregate principal amount of the debt securities;

(3) if other than 100% of the principal amount, the percentage of their principal amount at which the debt securities will be offered;

(4) the date or dates on which the principal of the debt securities will be payable (or method of determination thereof);

(5) the rate or rates (or method of determination thereof) at which the debt securities will bear interest, if any, the date or dates from which any such interest will accrue and on which such interest will be payable, and the record dates for the determination of the holders to whom interest is payable;

(6) if other than as set forth herein, the place or places where the principal of and interest, if any, on the debt securities will be payable;

(7) the price or prices at which, the period or periods within which and the terms and conditions upon which debt securities may be redeemed, in whole or in part, at our option;

(8) if other than the principal amount thereof, the portion of the principal amount of the debt securities payable upon declaration of acceleration of the maturity thereof;

(9) our obligation, if any, to redeem, repurchase or repay debt securities, whether pursuant to any sinking fund or analogous provisions or pursuant to other provisions set forth therein or at the option of a holder thereof;

(10) if other than denominations of $1,000 and any integral multiple thereof, the denominations in which securities of the series shall be issuable;

(11) the form of such debt securities, including such legends as required by law or as we deem necessary or appropriate;

(12) whether the debt securities are convertible into our common stock and, if so, the terms and conditions of such conversion;

(13) whether there are any authentication agents, paying agents, transfer agents or registrars with respect to the debt securities;

(14) whether the debt securities will be represented in whole or in part by one or more global notes registered in the name of a depositary or its nominee;

(15) the ranking of such debt securities as senior debt securities or subordinated debt securities;

(16) if other than U.S. dollars, the currency or currencies (including composite currencies or currency units) in which the debt securities may be purchased and in which payments on the debt securities will be made (which currencies may be different for payments of principal, premium or other amounts, if any, and/or interest, if any);

(17) if the debt securities will be secured by any collateral, a description of the collateral and the terms and conditions of the security and realization provisions;

(18) the provisions relating to any guarantee of the debt securities, including the ranking thereof;

(19) the ability, if any, to defer payments of principal, interest, or other amounts; and

(20) any other terms or conditions not inconsistent with the provisions of the indenture under which the debt securities will be issued.

“Principal” when used herein includes any premium on any series of the debt securities.

Unless otherwise provided in the prospectus supplement relating to any debt securities, principal and interest, if any, will be payable, and transfers of the debt securities may be registered, at the office or offices or agency we maintain for such purposes, provided that payment of interest on the debt securities will be paid at such place by check mailed to the persons entitled thereto at the addresses of such persons appearing on the security register. Interest on the debt securities will be payable on any interest payment date to the persons in whose names the debt securities are registered at the close of business on the record date for such interest payment.

The debt securities may be represented in whole or in part by one or more global notes registered in the name of a depositary or its nominee and, if so represented, interests in such global note will be shown on, and transfers thereof will be effected only through, records maintained by the designated depositary and its participants.

Unless otherwise provided in the prospectus supplement relating to any debt securities, the debt securities may be exchanged for an equal aggregate principal amount of debt securities of the same series and date of maturity in such authorized denominations as may be requested upon surrender of the debt securities at an agency of the Company maintained for such purpose and upon fulfillment of all other requirements of such agent. No service charge will be made for any registration of transfer or exchange of the debt securities, but we may require payment of an amount sufficient to cover any tax or other governmental charge payable in connection therewith.

The indentures require the annual filing by the Company with the trustee of a certificate as to compliance with certain covenants contained in the indentures.

We will comply with Section 14(e) under the Exchange Act, to the extent applicable, and any other tender offer rules under the Exchange Act that may then be applicable, in connection with any obligation to purchase debt securities at the option of the holders thereof. Any such obligation applicable to a series of debt securities will be described in the prospectus supplement relating thereto.

Unless otherwise described in a prospectus supplement relating to any debt securities, there are no covenants or provisions contained in the indentures that may afford the holders of debt securities protection in the event that we enter into a highly leveraged transaction.

The statements made hereunder relating to the indentures and the debt securities are summaries of certain provisions thereof and are qualified in their entirety by reference to all provisions of the indentures and the debt securities and the descriptions thereof, if different, in the applicable prospectus supplement.

Events of Default

Except as otherwise set forth in any prospectus supplement relating to any debt securities, an Event of Default with respect to the debt securities of any series is defined in the indentures as:

(1) default in the payment of any installment of interest upon any of the debt securities of such series as and when the same shall become due and payable, and continuance of such default for a period of 30 days;

(2) default in the payment of all or any part of the principal of any of the debt securities of such series as and when the same shall become due and payable either at maturity, upon any redemption or repurchase, by declaration or otherwise;

(3) default in the performance, or breach, of any other covenant or warranty contained in the debt securities of such series or set forth in the applicable indenture (other than a covenant or warranty included in the applicable indenture solely for the benefit of one or more series of debt securities other than such series) and continuance of such default or breach for a period of 90 days after due notice by the trustee or by the holders of at least 25% in principal amount of the outstanding securities of such series; or

(4) certain events of bankruptcy, insolvency or reorganization of the Company.

Additional Events of Default may be added for the benefit of holders of certain series of debt securities that, if added, will be described in the prospectus supplement relating to such debt securities.

The indentures provide that the trustee shall notify the holders of debt securities of each series of any continuing default known to the trustee which has occurred with respect to such series within 90 days after the occurrence thereof. The indentures provide that notwithstanding the foregoing, except in the case of default in the payment of the principal of, or interest, if any, on any of the debt securities of such series, the trustee may withhold such notice if the trustee in good faith determines that the withholding of such notice is in the interests of the holders of debt securities of such series.

Except as otherwise set forth in the prospectus supplement relating to any debt securities, the indentures provide that if an Event of Default (other than an Event of Default relating to certain events of bankruptcy, insolvency or reorganizations of the Company) with respect to any series of debt securities shall have occurred and be continuing, either the trustee or the holders of at least 25% in aggregate principal amount of debt securities of such series then outstanding may declare the principal amount of all debt securities of such series and any accrued and unpaid interest through the date of such declaration to be due and payable immediately, but upon certain conditions such declaration may be annulled. In the case of certain events of bankruptcy, insolvency or reorganization, the principal amount of the debt securities and any unpaid interest accrued thereon through the occurrence of such event shall automatically become and be immediately due and payable. Any past defaults and the consequences thereof, except a default in the payment of principal of or interest, if any, on debt securities of such series, may be waived by the holders of a majority in principal amount of the debt securities of such series then outstanding.

Subject to the provisions of the indentures relating to the duties of the trustee, in case an Event of Default with respect to any series of debt securities shall occur and be continuing, the trustee shall not be under any obligation to exercise any of the trusts or powers vested in it by the indentures at the request or direction of any of the holders of such series, unless such holders shall have offered to such trustee security or indemnity satisfactory to it. The holders of a majority in aggregate principal amount of the debt securities of each series affected and then outstanding shall have the right, subject to certain limitations, to direct the time, method and place of conducting any proceeding for any remedy available to the trustee under the applicable indenture or exercising any trust or power conferred on the trustee with respect to the debt securities of such series; provided that the trustee may refuse to follow any direction which is in conflict with any law or such indenture and subject to certain other limitations.

No holder of any debt security of any series will have any right under the indentures to institute any proceeding with respect to the indentures or for any remedy thereunder, unless such holder shall have previously given the trustee written notice of an Event of Default with respect to debt securities of such series and unless the holders of at least 25% in aggregate principal amount of the outstanding debt securities of such series shall also have made written request, and offered indemnity satisfactory to the trustee to institute the proceeding, and the trustee shall have failed to institute the proceeding within 60 days after its receipt of such request, and the trustee shall not have received from the holders of a majority in aggregate principal amount of the outstanding debt securities of such series a direction inconsistent with such request. However, the right of a holder of any debt security to receive payment of the principal of and interest, if any, on such debt security on or after the due dates expressed in such debt security, or to institute suit for the enforcement of any such payment on or after such dates, shall not be impaired or affected without the consent of such holder.

Merger

Each indenture provides that the Company may consolidate with, sell, convey or lease all or substantially all of its assets to, or merge with or into, any other corporation, if:

(1) either (a) the Company is the continuing corporation or (b) the successor corporation is a domestic corporation and expressly assumes the due and punctual payment of the principal of and interest on all the debt securities outstanding under such indenture according to their tenor and the due and punctual performance and observance of all of the covenants and conditions of such indenture to be performed or observed by the Company; and

(2) the Company or such successor corporation, as the case may be, is not, immediately after such merger, consolidation, sale, conveyance or lease, in material default in the performance or observance of any such covenant or condition.

Satisfaction and Discharge of Indentures

The indenture with respect to any series of debt securities (except for certain specified surviving obligations including the Company’s obligation to pay the principal of and interest on the debt securities of such series) will be discharged and cancelled upon the satisfaction of certain conditions, including the payment of all the debt securities of such series or the deposit with the trustee under such indenture of cash or appropriate government obligations or a combination thereof sufficient for such payment or redemption in accordance with the applicable indenture and the terms of the debt securities of such series.

Modification of the Indentures

The indentures contain provisions permitting the Company and the trustee thereunder, with the consent of the holders of not less than a majority in aggregate principal amount of the debt securities of each series at the time outstanding under the applicable indenture affected thereby, to execute supplemental indentures adding any provisions to, or changing in any manner or eliminating any of the provisions of, the applicable indenture or any supplemental indenture or modifying in any manner the rights of the holders of the debt securities of each such series; provided that no such supplemental indenture may:

(1) extend the final maturity date of any debt security, or reduce the principal amount thereof, or reduce the rate or extend the time of payment of any interest thereon, or reduce any amount payable on redemption or repurchase thereof, or impair or affect the right of any holder of debt securities to institute suit for payment thereof or, if the debt securities provide therefor, any right of repayment at the option of the holders of the debt securities, without the consent of the holder of each debt security so affected;

(2) reduce the aforesaid percentage of debt securities of such series, the consent of the holders of which is required for any such supplemental indenture, without the consent of the holders of all debt securities of such series so affected; or

(3) reduce the amount of principal payable upon acceleration of the maturity date of any original issue discount security.

Additional amendments requiring the consent of each holder affected thereby may be specified for the benefit of holders of certain series of debt securities and, if added, will be described in the prospectus supplement relating to such debt securities.

Additionally, in certain circumstances prescribed in the indenture governing the relevant series of debt securities, the Company and the trustee may execute supplemental indentures without the consent of the holders of debt securities.

Defeasance

The indentures provide, if such provision is made applicable to the debt securities of any series, that the Company may elect to terminate, and be deemed to have satisfied, all its obligations with respect to such debt securities (except for the obligations to register the transfer or exchange of such debt securities, to replace mutilated, destroyed, lost or stolen debt securities, to maintain an office or agency in respect of the debt securities, to compensate and indemnify the trustee and to punctually pay or cause to be paid the principal of, and interest, if any, on all debt securities of such series when due) (“defeasance”) upon the deposit with the trustee, in trust for such purpose, of funds and/or government obligations which through the payment of principal and interest in accordance with their terms will provide funds in an amount sufficient to pay the principal of and premium and interest, if any, on the outstanding debt securities of such series, and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates therefor. Such a trust may be established only if, the Company complies with certain conditions, including delivery to the trustee of an opinion of counsel confirming that, subject to customary assumptions and exclusions, the holders of such debt securities will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred.

The prospectus supplement may further describe these or other provisions, if any, permitting defeasance with respect to the debt securities of any series.

Subordination of Subordinated Debt Securities

The senior debt securities will constitute part of our Senior Indebtedness (as defined below) and will rank pari passu with all outstanding senior debt. Except as set forth in the related prospectus supplement, the subordinated debt securities will be subordinated, in right of payment, to the prior payment in full of our Senior Indebtedness, including the senior debt securities, whether outstanding at the date of the subordinated indenture or thereafter incurred, assumed or guaranteed.

Except as set forth in the related prospectus supplement, “Senior Indebtedness” means:

(1) the principal of and premium, if any, and unpaid interest on indebtedness for money borrowed;

(2) purchase money and similar obligations;

(3) obligations under capital leases or leases of property or assets made as part of any sale and leaseback transaction;

(4) guarantees, assumptions or purchase commitments relating to, or other transactions as a result of which the Company is responsible for the payment of, such indebtedness of others;

(5) renewals, extensions and refunding of any such indebtedness;

(6) interest or obligations in respect of any such indebtedness accruing after the commencement of any insolvency or bankruptcy proceedings; and

(7) obligations associated with derivative products such as interest rate and currency exchange contracts, foreign exchange contracts, commodity contracts, and similar arrangements;

unless, in each case, the instrument by which the Company incurred, assumed or guaranteed the indebtedness or obligations described in clauses (1) through (7) hereof expressly provides that such indebtedness or obligation is not senior in right of payment to the subordinated debt securities.

Upon any distribution of the Company’s assets in connection with any dissolution, winding up, liquidation or reorganization of the Company, whether in a bankruptcy, insolvency, reorganization or receivership proceeding or upon an assignment for the benefit of creditors or any other marshaling of the Company’s assets and liabilities or otherwise, except a distribution in connection with a merger or consolidation or a conveyance or transfer of all or substantially all of the properties of the Company in accordance with the subordinated indenture, the holders of all Senior Indebtedness shall first be entitled to receive payment of the full amount due thereon before the holders of any of the subordinated debt securities are entitled to receive any payment in respect of the subordinated debt securities. In the event that a payment default shall have occurred and be continuing with respect to the Senior Indebtedness, the holders of all Senior Indebtedness shall first be entitled to receive payment of the full amount due thereon before the holders of any of the subordinated debt securities are entitled to receive any payment in respect of the subordinated debt securities. In the event that the principal of the subordinated debt securities of any series shall have been declared due and payable pursuant to the subordinated indenture and such declaration shall not have been rescinded and annulled, the holders of all Senior Indebtedness outstanding at the time of such declaration shall first be entitled to receive payment of the full amount due thereon, or provision shall be made for such payment in full, before the holders of any of the subordinated debt securities are entitled to receive any payment in respect of the subordinated debt securities.

This subordination will not prevent the occurrence of any event of default with respect to the subordinated debt securities. There is no limitation on the issuance of additional Senior Indebtedness in the subordinated indenture.

Book-Entry, Delivery and Form

The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary (a “Debt Depositary”) identified in the applicable prospectus supplement. Global securities may be issued in either registered or bearer form and in either temporary or permanent form. Unless otherwise provided in such prospectus supplement, debt securities that are represented by a global security will be issued in denominations of $1,000 or any integral multiple thereof and will be issued in registered form only, without coupons.

We anticipate that any global securities will be deposited with, or on behalf of, The Depository Trust Company (“DTC”), and that such global securities will be registered in the name of Cede & Co., DTC’s nominee. We further anticipate that the following provisions will apply to the depository arrangements with respect to any such global securities. Any additional or differing terms of the depository arrangements will be described in the prospectus supplement relating to a particular series of debt securities issued in the form of global securities.

Beneficial interests in the global securities will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct or indirect participants in DTC. Investors may elect to hold their interests in the global securities through either DTC (in the United States) or (in Europe) through Clearstream Banking S.A. (“Clearstream”) or through the Euroclear system (“Euroclear”) of Euroclear S.A./N.V. Investors may hold their interests in the global securities directly if they are participants of such systems, or indirectly through organizations that are participants in these systems. Clearstream and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their respective U.S. depositaries, which in turn will hold these interests in customers’ securities accounts in the depositaries’ names on the books of DTC. Beneficial interests in the global securities will be held in denominations of $1,000 and multiples of $1,000 in excess thereof. Except as set forth below, the global securities may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee.

Debt securities represented by a global security can be exchanged for definitive securities in registered form only if:

•	DTC notifies us that it is unwilling or unable to continue as depositary for that global security and we do not appoint a successor depositary within 90 days after receiving that notice;

•	at any time DTC ceases to be a clearing agency registered or in good standing under the Securities Exchange Act of 1934, as amended, or other applicable statute or regulation and we do not appoint a successor depositary within 90 days after becoming aware that DTC has ceased to be registered as a clearing agency; or

•	we determine that that global security will be exchangeable for definitive securities in registered form and notifies the trustee of its decision.

A global security that can be exchanged as described in the preceding sentence will be exchanged for definitive securities issued in authorized denominations in registered form for the same aggregate amount. The definitive securities will be registered in the names of the owners of the beneficial interests in the global security as directed by DTC.

We will make principal and interest payments on all debt securities represented by a global security to the paying agent which in turn will make payment to DTC or its nominee, as the case may be, as the sole registered owner and the sole holder of the debt securities represented by a global security for all purposes under the indenture. Accordingly, we, the trustee and any paying agent will have no responsibility or liability for:

•	any aspect of DTC’ s records relating to, or payments made on account of, beneficial ownership interests in a debt security represented by a global security; and

•	any other aspect of the relationship between DTC and its participants or the relationship between those participants and the owners of beneficial interests in a global security held through those participants; or the maintenance, supervision or review of any of DTC’ s records relating to those beneficial ownership interests.

DTC has advised us that its current practice is to credit participants’ accounts on each payment date with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global security as shown on DTC’s records, upon DTC’s receipt of funds and corresponding detail information. The underwriters or agents for the debt securities represented by a global security will initially designate the accounts to be credited. Payments by participants to owners of beneficial interests in a global security will be governed by standing instructions and customary practices, as is the case with securities held for customer accounts registered in “street name,” and will be the sole responsibility of those participants. Book-entry notes may be more difficult to pledge because of the lack of a physical note.

DTC

So long as DTC or its nominee is the registered owner of a global security, DTC or its nominee, as the case may be, will be considered the sole owner and holder of the debt securities represented by that global security for all purposes of the debt securities. Owners of beneficial interests in the debt securities will not be entitled to have debt securities registered in their names, will not receive or be entitled to receive physical delivery of the debt securities in definitive form and will not be considered owners or holders of debt securities under the indenture. Accordingly, each person owning a beneficial interest in a global security must rely on the procedures of DTC and, if that person is not a DTC participant, on the procedures of the participant through which that person owns its interest, to exercise any rights of a holder of debt securities. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of the securities in certificated form. These laws may impair the ability to transfer beneficial interests in a global security. Beneficial owners may experience delays in receiving distributions on their debt securities since distributions will initially be made to DTC and must then be transferred through the chain of intermediaries to the beneficial owner’s account.

We understand that, under existing industry practices, if we request holders to take any action, or if an owner of a beneficial interest in a global security desires to take any action which a holder is entitled to take under the indenture, then DTC would authorize the participants holding the relevant beneficial interests to take that action and those participants would authorize the beneficial owners owning through such participants to take that action or would otherwise act upon the instructions of beneficial owners owning through them.

Beneficial interests in a global security will be shown on, and transfers of those ownership interests will be effected only through, records maintained by DTC and its participants for that global security. The conveyance of notices and other communications by DTC to its participants and by its participants to owners of beneficial interests in the debt securities will be governed by arrangements among them, subject to any statutory or regulatory requirements in effect.

DTC has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under the Exchange Act.

DTC holds the securities of its participants and facilitates the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of its participants. The electronic book- entry system eliminates the need for physical certificates. DTC’s participants include securities brokers and dealers, including underwriters, banks, trust companies, clearing corporations and certain other organizations, some of which, and/or their representatives, own DTC. Banks, brokers, dealers, trust companies and others that clear through or maintain a custodial relationship with a participant, either directly or indirectly, also have access to DTC’s book-entry system. The rules applicable to DTC and its participants are on file with the SEC.

DTC has advised us that the above information with respect to DTC has been provided to its participants and other members of the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

Clearstream

Clearstream has advised us that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its participating organizations, or Clearstream Participants, and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream provides to Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic securities markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (Commission de Surveillance du Secteur Financier). Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Clearstream’s U.S. Participants are limited to securities brokers and dealers and banks. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant either directly or indirectly.

Distributions with respect to debt securities held beneficially through Clearstream will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures, to the extent received by the U.S. Depositary for Clearstream.

Euroclear

Euroclear has advised us that it was created to hold securities for participants of Euroclear, or Euroclear Participants, and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear performs various other services, including securities lending and borrowing and interacts with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A/N.V., or the Euroclear Operator, under contract with Euroclear plc, a U.K. corporation. All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not Euroclear plc. Euroclear plc establishes policy for Euroclear on behalf of Euroclear Participants. Euroclear Participants include banks, including central banks, securities brokers and dealers and other professional financial intermediaries. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

The Euroclear Operator is a Belgian bank. As such it is regulated by the Belgian Banking and Finance Commission.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law, herein the Terms and Conditions. The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants, and has no record of or relationship with persons holding through Euroclear Participants.

Distributions with respect to debt securities held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Terms and Conditions, to the extent received by the U.S. Depositary for Euroclear.

Euroclear has further advised us that investors that acquire, hold and transfer interests in the debt securities by book- entry through accounts with the Euroclear Operator or any other securities intermediary are subject to the laws and contractual provisions governing their relationship with their intermediary, as well as the laws and contractual provisions governing the relationship between such an intermediary and each other intermediary, if any, standing between themselves and the global securities.

Global Clearance and Settlement Procedures

Initial settlement for the debt securities will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds using DTC’s Same-Day Funds Settlement System. Secondary market trading between Clearstream Participants and/or Euroclear Participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream Participants or Euroclear Participants, on the other, will be effected through DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its U.S. Depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. Depositary to take action to effect final settlement on its behalf by delivering or receiving debt securities through DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream Participants and Euroclear Participants may not deliver instructions directly to their respective U.S. Depositaries.

Because of time-zone differences, credits of debt securities received through Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in such debt securities settled during such processing will be reported to the relevant Euroclear Participants or Clearstream Participants on such business day. Cash received in Clearstream or Euroclear as a result of sales of debt securities by or through a Clearstream Participant or a Euroclear Participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

If the debt securities are cleared only through Euroclear and Clearstream (and not DTC), you will be able to make and receive through Euroclear and Clearstream payments, deliveries, transfers, exchanges, notices, and other transactions involving any securities held through those systems only on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers, and other institutions are open for business in the United States. In addition, because of time-zone differences, U.S. investors who hold their interests in the securities through these systems and wish to transfer their interests, or to receive or make a payment or delivery or exercise any other right with respect to their interests, on a particular day may find that the transaction will not be effected until the next business day in Luxembourg or Brussels, as applicable. Thus, U.S. investors who wish to exercise rights that expire on a particular day may need to act before the expiration date.

Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of debt securities among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be modified or discontinued at any time. Neither we nor any paying agent will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective direct or indirect participants of their obligations under the rules and procedures governing their operations.

DESCRIPTION OF CAPITAL STOCK

General

Our authorized capital stock consists of 75,000,000 shares of common stock, $0.001 par value per share, and 1,000,000 shares of preferred stock, $0.001 par value per share. As of February 15, 2015, there were 41,085,950 shares of common stock and no shares of preferred stock outstanding.

The following descriptions are summaries of the material terms of our capital stock. You should refer to the applicable provisions of the Delaware General Corporation Law, our certificate of incorporation, our bylaws and the applicable prospectus supplement for additional information about our capital stock. See “Where You Can Find More Information.”

Common Stock

The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. There is no cumulative voting for election of directors. Accordingly, the holders of a majority of the shares voted can elect all of the nominees for director. Our common stock is listed on the New York Stock Exchange under the symbol “HMN.”

Subject to preferences that may be applicable to any outstanding shares of preferred stock, the holders of our common stock are entitled to receive ratably those dividends when, as and if declared by our board of directors out of funds legally available for that purpose. Upon our liquidation, dissolution or winding up, subject to preferences that may be applicable to any outstanding preferred stock, the holders of our common stock are entitled to share ratably in all assets remaining or distributions to stockholders after payment of liabilities and the liquidation preferences of any outstanding shares of preferred stock. Our common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to our common stock. All outstanding shares of our common stock are fully paid and nonassessable.

Limitations on Liability and Indemnification of Officers and Directors

Our amended and restated certificate of incorporation provides that, to the fullest extent permitted by Delaware law, none of our directors will be personally liable to us or to our stockholders for monetary damages for breach of fiduciary duties. The provision effectively eliminates our rights and the rights of our stockholders to recover monetary damages against a director for breach of fiduciary duty as a director. This provision does not, however, exonerate directors from liability under federal securities laws or for (1) breach of a director’s duty of loyalty to us or to our stockholders, (2) acts or omissions not in good faith or that involve intentional misconduct or knowing violation of law, (3) specified willful or negligent acts relating to the payment of dividends or the repurchase or redemption of securities or (4) any transaction from which a director has derived an improper personal benefit. Our by-laws further provide for indemnification of our officers and directors.

Delaware Business Combination Statute

We are subject to Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the date the person became an interested stockholder, unless the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a “business combination” includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own, 15% or more of a corporation’s voting stock. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by the board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by stockholders. If any person acquires 15% or more of our outstanding stock, that person will be subject to the provisions of Section 203.

Transfer Agent and Registrar

American Stock Transfer & Trust Company is the transfer agent and registrar for our common stock. We will designate the transfer agent for each series of preferred stock in the applicable prospectus supplement.

DESCRIPTION OF OTHER SECURITIES

We will set forth in the applicable prospectus supplement a description of any preferred stock, depositary shares, warrants, delayed delivery contracts or units that may be offered pursuant to this prospectus.

PLAN OF DISTRIBUTION

We may sell the offered securities through agents, through underwriters or dealers, directly to one or more purchasers, through a combination of any of these methods of sale or through any other methods described in any applicable prospectus supplement. The distribution of securities may be effected, from time to time, in one or more transactions, including block transactions and transactions on the New York Stock Exchange or any other organized market where the securities may be traded. The securities may be sold at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to the prevailing market prices or at negotiated prices. The consideration received in connection with such sales may be cash or another form negotiated by the parties. Agents, underwriters or dealers may be paid compensation for offering and selling the securities. That compensation may be in the form of discounts, concessions or commissions to be received from us or from the purchasers of the securities. We will identify the specific plan of distribution, including any underwriters, dealers, agents or direct purchasers and their compensation in any applicable prospectus supplement.

Any applicable prospectus supplement will set forth whether or not an underwriter may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids.

In compliance with the guidelines of the Financial Industry Regulatory Authority (“FINRA”), the aggregate maximum discount, commission or agency fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of the proceeds from any offering pursuant to this prospectus and any applicable prospectus supplement.

It is possible that one or more underwriters may make a market in a class or series of securities, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for any of the securities.

VALIDITY OF SECURITIES

Gibson, Dunn & Crutcher LLP, New York, New York, will pass upon the validity of any securities issued under this prospectus. Any underwriters will be represented by their own legal counsel.

EXPERTS

The consolidated financial statements and schedules of Horace Mann Educators Corporation as of December 31, 2014 and 2013, and for each of the years in the three-year period ended December 31, 2014, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2014 have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

$250,000,000

HORACE MANN EDUCATORS CORPORATION

4.500% Senior Notes due 2025

PROSPECTUS SUPPLEMENT

Joint Book-Running Managers

J.P. Morgan

Keefe, Bruyette & Woods
A Stifel Company

Joint Lead Manager

PNC Capital Markets LLC

Co-Managers

Janney Montgomery Scott

Macquarie Capital